UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 27, 2010

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CC MEDIA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
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Delaware	000-53354	26-0241222
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

200 East Basse Road
San Antonio, Texas 78209
(Address of principal executive offices)

Registrant’s telephone number, including area code: (210) 822-2828

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

            On September 27, 2010, Kent R. Weldon resigned as a member of the Board of Directors of CC Media Holdings, Inc. (the “Company”) and the Board of Directors appointed Irving L. Azoff as a member of the Board of Directors to fill the vacancy created by the resignation of Mr. Weldon.  Mr. Azoff will serve as a member of the Board of Directors until his resignation or removal or until his successor is duly elected and qualified. The Board of Directors has not yet determined which Committees of the Board, if any, to which Mr. Azoff will be appointed.  Mr. Azoff will not be compensated for his service as a member of the Board of Directors, but will be reimbursed for expenses incurred in connection with such service.

Mr. Azoff, age 62, has served as Executive Chairman and a member of the Board of Directors of Live Nation Entertainment, Inc. (“Live Nation”), the largest live entertainment company in the world, since January 2010 and has served as Chairman and CEO of Front Line Management Group Inc. (“Front Line”), the world’s largest music management firm, since January 2005.  Before joining Live Nation in 2010, Mr. Azoff was CEO of Ticketmaster Entertainment, Inc.  In addition to his day to day responsibilities at Live Nation, Mr. Azoff is the personal manager of the Eagles, who he has managed since 1974, Christina Aguilera, Neil Diamond, Van Halen, and Steely Dan.

As described above, Mr. Azoff is Executive Chairman and a director of Live Nation and Chairman and CEO of Front Line.  As disclosed in the Company’s Form 10-K for the year ended December 31, 2009 and its subsequent Form 10-Qs, certain subsidiaries of the Company are co-defendants with Live Nation (which was spun off as an independent company in December 2005) in 22 putative class actions filed beginning in May 2006 by different named plaintiffs in various district courts throughout the country. These actions generally allege that the defendants monopolized or attempted to monopolize the market for “live rock concerts” in violation of Section 2 of the Sherman Act. Plaintiffs claim that they paid higher ticket prices for defendants’ “rock concerts” as a result of defendants’ conduct. They seek damages in an undetermined amount. On April 17, 2006, the Judicial Panel for Multidistrict Litigation centralized these class action proceedings in the Central District of California. On March 2, 2007, plaintiffs filed motions for class certification in five “template” cases involving five regional markets: Los Angeles, Boston, New York, Chicago and Denver. Defendants opposed that motion and, on October 22, 2007, the district court issued its decision certifying the class for each regional market. On February 20, 2008, defendants filed a Motion for Reconsideration of the Class Certification Order, which is still pending.  Plaintiffs filed a Motion for Approval of the Class Notice Plan on September 25, 2009, but the Court denied the Motion as premature and ordered the entire case stayed until the 9th Circuit issues its en banc opinion in Dukes v. Wal-Mart, 509 F.3d 1168 (9th Cir. 2007), a case that may change the standard for granting class certification in the 9th Circuit.  On April 26, 2010, the 9th Circuit issued its opinion adopting a new class certification standard which will require district courts to resolve Rule 23 factual disputes that overlap with the merits of the case.  In response, the defendants asked the court to set a hearing date for argument on our Motion for Reconsideration of the Class Certification Order. In the Master Separation and Distribution Agreement between a subsidiary of the Company and Live Nation that was entered into in connection with the spin-off of Live Nation in December 2005, Live Nation agreed, among other things, to assume responsibility for legal actions existing at the time of, or initiated after, the spin-off in which we are a defendant if such actions relate in any material respect to the business of Live Nation. Pursuant to the Agreement, Live Nation also agreed to indemnify us with respect to all liabilities assumed by Live Nation, including those pertaining to the claims discussed above.  Other than the matters referenced above, there are no transactions in which Mr. Azoff has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CC MEDIA HOLDINGS, INC.

Date: October 1, 2010	By:	/s/ Hamlet T. Newsom, Jr.
Hamlet T. Newsom, Jr.
Vice President, Associate General Counsel and
Assistant Secretary